ENTRÉE GOLD TO TRADE ON

THE AMERICAN STOCK EXCHANGE

Vancouver, B.C., Thursday, July 14, 2005 - Entrée Gold Inc. (TSX-V: ETG – “Entrée”) is pleased to announce that its common shares will be listed for trading on the American Stock Exchange (“Amex”), effective at the opening of trading, Monday, July 18, 2005. The Company will trade on Amex under the symbol “EGI”, and continue to trade on the TSX Venture Exchange (“TSX-V”) under the symbol “ETG”.

Gregory Crowe, President and CEO of Entree, said: “We are delighted to have established the Amex listing for our existing and prospective U.S. investors. Entree has had significant investor interest in the United States for some time and this listing will make the Company more accessible to the U.S. market.”

Entrée currently has approximately 65,000,000 shares outstanding, over CAD$26 million in cash, and no debt.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in Mongolia’s south Gobi Desert, near the Chinese border. Entrée maintains 100% interest in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe Mining Inc.’s (NYSE: IVN; TSX: IVN – “Ivanhoe”) 8,500 hectare, Turquoise Hill (Oyu Tolgoi) holdings. Ivanhoe has an earn-in agreement with Entrée whereby Ivanhoe can earn up to an 80% interest in a project area covering approximately 22% (approximately 40,000 hectares) of Entrée’s Lookout Hill property by spending US$35 million on the project and financing Entrée’s subsequent share of project expenditures.

FURTHER INFORMATION

Primoris Group

Tel: 866-368-7330

Email: ETG@primorisgroup.com

or

Entrée Gold Inc.

Mona Forster, Business Manager

Tel: 604-687-4777

Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”,

“expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled “Risk Factors” in the Company’s periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.